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                                  Exhibit 99.2
                    Computerized Thermal Imaging, Inc. 401(k)
                   Retirement Plan Restatement 2001 Amendment

            COMPUTERIZED THERMAL IMAGING, INC.401 (K) RETIREMENT PLAN

    QUALIFIED TRANSPORTATION FRINGE BENEFIT,REQUIRED MINIMUM DISTRIBUTION AND
                                EGTRRA AMENDMENT

WHEREAS, Computerized Thermal Imaging, Inc. ("the Employer") has adopted the Computerized Thermal Imaging, Inc. 401(k) Retirement Plan ("the Plan"); and

WHEREAS, the Employer has the authority to amend the Plan pursuant to Section S.I.I of the Plan and desires to provide for inclusion of qualified transportation fringe benefits in compensation, to provide for implementation of proposed rules under Code sec. 401(a) (9) regarding required minimum distributions, and to adopt certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"),

NOW, THEREFORE, the Plan is amended as set forth below:

QUALIFIED TRANSPORTATION FRINGE BENEFITS
----------------------------------------

For plan years beginning on and after January 1, 2001, the definition of Compensation in Article II shall include elective amounts that are not includible in the gross income of the employee under ss.125, 132(f)(4), 402(e)(3), 402(h), or403(b).

For Limitation Years beginning on or after January 1, 2001, for purposes of applying the Limitation on Annual Additions, Section 5.1.1(d) is amended to provide that Compensation for those purposes also includes elective deferrals that are not includible in the Employee's gross income by reason of Code sec. 132(f)(4).

REQUIRED MINIMUM DISTRIBUTIONS
------------------------------

With respect to distributions under the Plan for calendar years beginning on or after January 1. 2002, the Plan will apply the minimum distribution requirements of section 401(a)(9) of the Code in accordance with the regulations under section 401(a)(9) that were proposed on January 17, 2001, notwithstanding any provision of the Plan to the contrary, This amendment shall continue in effect until the last calendar year beginning before the effective date of the final regulations under section 401(a)(9) or such other date as may be specified in guidance published by the Internal Revenue Service.

EGTRRA
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This amendment is intended as good faith compliance with the requirements of
EGTRRA and is to be construed in accordance with EGTRRA and guidance issued hereunder. Except as otherwise provided, this amendment shall be effective as of the first day of the first plan year beginning after December 31, 2001.

This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

INCREASE IN COMPENSATION LIMIT
------------------------------

The annual compensation of each Participant taken into account in determining allocations for any plan year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code. Annual compensation means compensation during the plan year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

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ELECTIVE DEFERRALS - CONTRIBUTION LIMITATION
--------------------------------------------

No Participant shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in section 402(g) of the Code in effect for such taxable year, except to the extent permitted under the Catch-up Contributions Section of this amendment and section 414(v) of the Code, if applicable.

CATCH-UP CONTRIBUTIONS
----------------------

All employees who are eligible to make elective deferrals under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of section 401(k) (3), 401(k) (12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. This section shall apply to contributions after December 31, 2001.

LIMITATIONS ON CONTRIBUTIONS
----------------------------

1. Effective date. This section shall be effective for limitation years beginning after December 31, 2001.

2. Maximum annual addition. Except to the extent permitted under the Catch-up Contributions Section of this amendment and section 414(v) of the Code, if applicable, the annual addition that may be contributed or allocated to a Participant's account under the Plan for any limitation year shall not exceed the lesser of:

         (a) $40,000, as adjusted for increases in the cost-of-living under section 415(d) of the Code, or

         (b) 100 percent of the Participant's compensation, within the meaning of section 415(c) (3) of the Code, for the limitation year.

The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of section 401 (h) or section 419A (f) (2) of the Code) which is otherwise treated as an annual addition.

MODIFICATION OF TOP-HEAVY RULES
-------------------------------

1.  EFFECTIVE DATE.
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     This section shall apply for purposes of determining whether the Plan is a top heavy plan under section 416(g) of the Code for plan years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of section 416(c) of the Code for such years. This section amends the definition of Key Employee in Article II of the Plan, and the Top-Heavy provisions of Article V of the Plan.

2.  DETERMINATION OF TOP-HEAVY STATUS.
    ----------------------------------

     2.1 Key Employee. Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the plan year that includes the determination date was an officer of the Employer having annual compensation greater than $130,000 (as adjusted under section 416(i)
     (1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of section 415(c) (3) of the Code. The determination of who is a Key Employee will be made in accordance with section 416(i) (1) of the Code and the applicable regulations and other guidance of general applicability issued there under.

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     2.2 Determination of present values and amounts. This subsection 2.2 shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date,

     2.2.1 Distributions during year ending on the determination date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under section 416(g)(2) of the Code during the one-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g) (2) (A) (i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "five-year period" for "one-year period."

     2.2.2 Employees not performing services during year ending on the determination date. The accrued benefits and accounts of any individual who has not performed services for the Employer during the one-year period ending on the determination date shall not be taken into account.

3.   MINIMUM BENEFITS
     ----------------

     3.1 Matching Contributions. Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c) (2) of the Code and the plan. The preceding sentence shall apply with respect to matching contributions under the plan or, if the plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401 (m) of the Code.

     3.2 Contributions under other plans. The employer may provide in the adoption agreement that the minimum benefit requirement shall be met in another plan (including another plan that consists solely of a cash or deferred arrangement which meets the requirements of section 401(k) (12) of the Code and matching contributions with respect to which the requirements of section 401(m) (11) of the Code are met).

MODIFICATION OF TOP-HEAVY RULES FOR SAFE HARBOR PLANS
------------------------------------------------------

The top-heavy requirements of section 416 of the Code and Article V of the Plan shall not apply in any year beginning after December 31, 2001, in which the plan consists solely of a cash or deferred arrangement which meets the requirements of section 401(k) (12) of the Code and matching contributions with respect to which the requirements of section 401(m) (11) of the Code are met.

REPEAL OF MULTIPLE USE TEST
---------------------------

The multiple use test described in Treasury Regulation section 1.401(m)-2 and
Section 5.5 of the Plan shall not apply for plan years beginning after December 31, 2001,

DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS
--------------------------------------

     1. Effective Date. This section shall apply to distributions made after December 31, 2001.

     2. Modification of definition of eligible retirement plan. For purposes of the direct rollover provisions in Section 7.6 of the Plan. an eligible retirement plan shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state


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     and which agrees to separately account for amounts transferred into such plan from this Plan, The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.

     3. Modification of definition of eligible rollover distribution to exclude hardship distributions. For purposes of the direct rollover provisions in section 7.6 of the Plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distribute may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

     4. Modification of definition of eligible rollover distribution to include after-tax employee contributions. For purposes of the direct rollover provisions in section 7.6 of the Plan, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401 (a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

ROLLOVERS FROM OTHER PLANS
--------------------------

The Plan will accept Participant rollover contributions and direct rollovers of distributions made after December 31, 2001, from the types of plans specified below, beginning on January 1, 2002.

The Plan will accept a direct rollover of an eligible rollover distribution from:

     o a qualified plan described in section 401 (a) or 403(a) of the Code, including after-tax employee contributions.
     o an annuity contract described in section 403(b) of the Code (excluding after-tax employee contributions).
     o an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

The Plan will accept a Participant rollover of an eligible rollover distribution from:

     o a qualified plan described in section 401 (a) or 403(a) of the Code (excluding after-tax employee contributions).
     o an annuity contract described in section 403(b) of the Code (excluding after-tax employee contributions).
     o an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

The Plan will also accept a Participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income, beginning on January 1, 2002.

DISTRIBUTION UPON SEVERANCE FROM EMPLOYMENT
-------------------------------------------

     1. EFFECTIVE DATE. This section shall apply for distributions and severances from employment occurring after December 31, 2001, regardless of when the severance from employment occurred.

     2. NEW DISTRIBUTABLE EVENT. A Participant's elective deferrals, qualified nonelective contributions, qualified matching contributions and earnings attributable to these contributions shall be distributed on account of the Participant's severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

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PLAN LOANS TO OWNER-EMPLOYEES AND SHAREHOLDER EMPLOYEES
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Effective for plan loans made after December 31, 2001, plan provisions prohibiting loans to any owner-employee or shareholder employee shall cease to apply.

This Amendment shall be effective as specified above. It is effective with respect to Employees who terminate employment with the Employer on or after the effective date of the Amendment so that the rights to benefits from the Plan, if any, of Employees who terminated employment before that date shall be determined according to the Plan as it was on the date they terminated employment, except as may be otherwise specifically provided in this Amendment, and except to the extent required by law.

This Amendment is adopted on condition that the Internal Revenue Service does not ever determine, by rulings or determination letter, that this Amendment would result in the Plan's failure to be "qualified" within the meaning of
Section 401(a) of the Internal Revenue Code of 1986, as amended, and exempt from taxation under Section 501 (a) of the Code. If the Internal Revenue Service does determine that this Amendment would disqualify the Plan and it appears that no modification to it which would be satisfactory to the Employer would also be acceptable to the Service, then the Amendment shall be void and of no effect.

Computerized Thermal Imaging, Inc.

By:               /S/ BERNARD J. BRADY
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                  Bernard J. Brady
                  Plan Trustee, CFO Secretary, and Treasurer

Date Signed:      DECEMBER 31, 2001

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